Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 15, 2013, relating to (i) the consolidated financial statements and financial statement schedule of TE Connectivity Ltd. and subsidiaries and (ii) the effectiveness of TE Connectivity Ltd. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TE Connectivity Ltd. and subsidiaries for the year ended September 27, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 16, 2014